Exhibit 10.46
EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), dated as of January 1, 2012, between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Jimmie L. Wade (the “Employee”).

The Company and the Employee agree as follows:

1.
Position; Term of Employment. The Company agrees to employ the Employee subject to the terms and conditions of this Agreement. The Employee will (i) oversee the operations and management of the Company's subsidiary, Autopart International, and (ii) serve as the Chairman of the Board of Directors of Autopart International. The parties intend that the Employee shall continue to so serve in these capacities throughout the Employment Term (as such term is defined below).

The term of the Employee's employment by the Company pursuant to this Agreement shall commence on January 1, 2012 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date and on each anniversary thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such automatic extension date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end on the day prior to such automatic extension date.

2.	Duties.

(a)    Duties and Responsibilities. As an employee, and in addition to the Employee's responsibilities as otherwise described in Section 1, the Employee will assist the Company with talent and leadership development, governmental affairs and community relations activities. The Employee agrees to devote such time as reasonably necessary to fulfill his obligations to the Company and its subsidiaries, if any (jointly and severally, “Related Entities”). The Employee shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and its Board of Directors that apply to Company employees. The Employee will not be considered an Executive Officer of the Company.

(b)    Other Activities. Except as otherwise set forth in this Agreement, both the Company and the Employee recognize and acknowledge that this Agreement is not intended to prevent the Employee from engaging in other employment, occupation, consulting, or other business activity. It shall not be a violation of this Agreement for the Employee to engage in employment, occupation, consulting or other business activities provided such activities (i) do not significantly interfere with the performance of the Employee's duties and responsibilities as required by this Agreement, (ii) are in compliance with the Company's policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the “Additional Guidance for Team Members” relating thereto, and the Guidelines on Significant Governance

Issues, in each case as may be amended periodically and (iii) do not violate Section 18 of this Agreement.

1.	Compensation.

(a)Base Salary. During the Employment Term, the Company shall pay to the Employee a salary of $150,000 per annum, payable consistent with the Company's standard payroll practices then in effect (“Base Salary”).

(a)Bonus. Subject to achievement of applicable Company results, the Employee shall be eligible to receive a payment under the Employee's 2011 Annual Bonus Plan in effect immediately preceding the effective date of this Agreement (“2011 Bonus Payment”). This 2011 Bonus Payment, if due, will be paid to the Employee at the time such bonus payments are made to other employees within the Company. To be eligible to receive this 2011 Bonus Payment, the Employee must still be employed by the Company on the date the bonus is paid. The Employee will not be eligible for any additional bonus payments related to his duties during the Employment Term.

(c)    Benefit Plans. During the Employment Term, the Employee shall be entitled to participate in all retirement and employment benefit plans and programs of the Company that are generally available to officers of the Company. Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time. The Employee shall be entitled to four (4) weeks paid vacation annually.
(d)    Equity Awards. During the Employment Term, the Employee shall be awarded an annual equity grant under the Company's 2004 Long-Term Incentive Plan (“2004 LTIP”) comprised of restricted stock with at least an estimated value of $100,000 at the time of the equity grant.

(e)    Business Expenses. During the Employment Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Employee for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Employee in performing services hereunder; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Employee's gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.	Termination of Employment.

(a)    Death. In the event of the death of the Employee during the Employment Term, the Employee's employment shall be automatically terminated as of the date of death and a lump sum amount, equal to $300,000, shall be paid, within 60 days after the date of the Employee's death, to the Employee's designated beneficiary, or to the Employee's estate or other legal representative if no beneficiary was designated at the time of the Employee's death. In the event of the death of the Employee during the Employment Term, the shares of Restricted Stock granted to the Employee pursuant to the Company's 2004 LTIP or any successor plan shall vest immediately and the Stock Options or Stock Appreciation Rights (“SARs”) granted to the Employee pursuant to the Company's 2004 LTIP or any successor plan shall become exercisable upon the date of the Employee's death for all such Stock Options and SARs if not then exercisable in full. The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company's benefit plans and programs in which the Employee was participating at the time of his death. Except in accordance with the terms of the Company's benefit programs and other plans and programs then in effect, after the date of the Employee's death, the Employee shall not be entitled to any other compensation or benefits from the Company or hereunder.

(b)    Disability. In the event of the Employee's Disability as hereinafter defined, the employment of the Employee may be terminated by the Company, effective upon the Disability Termination Date (as defined below). In such event, the Company shall pay the Employee an amount equivalent to thirty percent (30%) of the Employee's Base Salary for a one year period, which amount shall be paid in one lump sum within 45 days following the Employee's “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Employee or an individual duly authorized to execute legal documents on the Employee's behalf executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii)(B). In the event of the Disability of the Employee during the Employment Term, the shares of Restricted Stock granted to the Employee pursuant to the Company's 2004 LTIP or any successor plan shall vest immediately upon the date of the Employee's Separation from Service and the Stock Options or SARs granted to the Employee pursuant to the Company's 2004 LTIP or any successor plan shall become exercisable upon the date of the Employee's Separation from Service for all such Stock Options and SARs if not then exercisable in full. The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company's benefit plans in which the Employee participates. The purpose and intent of the preceding two sentences is to ensure that the Employee receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period. Otherwise, after the Disability Termination Date, except in accordance with the Company's benefit programs and other plans then in effect, the Employee shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Employee's incapacity due to physical or mental illness causing the Employee's complete and full-time absence from the Employee's duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least 180 days within any 270-day period. Any determination of the Employee's Disability made in good faith by the Company shall be conclusive and binding on the Employee, unless within 10 days after written notice to the Employee of such determination, the Employee elects by written notice to the Company to challenge such determination, in which case the determination of Disability shall be made by arbitration pursuant to Paragraph 11 below. Except as provided in this Subsection 4(b), the Company shall not be required to provide the Employee any compensation or benefits after the determination by the Company unless the arbitration results in a determination that the Employee is not disabled, in which case the Company shall pay to the Employee within 10 days after such arbitration decision all compensation due through the date of such arbitration decision. The Company shall not be deemed to have breached its obligations related to such compensation and benefits under this Agreement if it makes such payment within 10 days after such arbitration decision. The “Disability Termination Date” shall be the date on which the Company makes such determination of the Employee's Disability unless the arbitration, if any, results in a determination that the Employee is not disabled. The Employee shall have a legally binding right to the disability severance benefit as of the Disability Termination Date.

(c)    Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Employee's employment at any time for “Due Cause” (as hereinafter defined). The Employee shall continue to receive the Base Salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits the Employee may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Employee shall not be entitled to any compensation or benefits from the Company or hereunder.

For purposes of this Agreement, “Due Cause” shall mean:

(i)     a material breach by the Employee of the Employee's duties and obligations under this Agreement or violation in any material respect of any code or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company's Code of Ethics and Business Conduct, (1) which is willful and deliberate on the Employee's part, (2) which is not due to the Disability of the Employee (within the meaning of Subsection 4(b) but without regard to the requirement that it continue for more than six months or 180 days within a 270-day period), (3) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (4) which, if curable, has not been cured by the Employee within 15 business days after the Employee's receipt of notice to the Employee specifying the nature of such violations;

(ii)     a material violation by the Employee of the Employee's Loyalty Obligations as provided in Paragraph 18;

(iii)     conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation;

(iv)     the Employee's willfully engaging in bad faith conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(v)     a determination by the Company that the Employee is in material violation of the Company's Substance Abuse Policy.

(d)    Termination by the Company Other than for Due Cause, Death or Disability. The foregoing notwithstanding, the Company may terminate the Employee's employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to Death, Disability or Due Cause, the Employee shall (i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice by the Company stating the termination is not due to Death, Disability or Due Cause. In the event of such termination by the Company, the Employee shall receive certain payments and benefits as set forth in this Subsection 4(d).

(i)     Termination Payment. If the Company terminates the Employee's employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term, the term “Termination Payment” shall mean a cash payment equal to $300,000 (the “Termination Salary Payment”).

(ii)     Medical Coverage. In addition, the Company shall provide the Employee with medical, dental and vision insurance benefits (which may also cover, if applicable, the Employee's spouse and eligible dependents) for three hundred sixty-five (365) days from the date of the Employee's termination of employment or until such time as the Employee obtains other group health coverage, whichever occurs first. In order to trigger the Company's obligation to provide health care continuation benefits, the Employee must elect continuation coverage pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”), upon such eligibility. The Company's obligation shall be satisfied solely through the payment of the Employee's COBRA premiums during the 365-day period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by the Employee for coverage of the Employee and the Employee's eligible dependents that were covered by the Company's medical, dental, and vision insurance programs at the time of the Employee's termination of employment had the Employee continued to be employed by the Company.

(iii)     Timing of Payment. The Termination Salary Payment shall be paid in one lump sum payment within 45 days following the date of the Employee's Separation From Service, provided that the Employee executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii)(B) below.

(iv)     Entire Obligation. Except as provided in Subsection 4(j) of this Agreement, following the Employee's termination of employment under this Subsection 4(d), the Employee will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 16, 18, 19 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 20). Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company's benefit programs and plans then in effect or as expressly required under applicable law, after termination by the Company of employment for other than Death, Disability or Due Cause, the Employee shall not be entitled to any other compensation or benefits from the Company or hereunder.

(e)    Resignation from Employment by the Company for Good Reason. Termination by the Company without Due Cause under Subsection 4(d) shall be deemed to have occurred if the Employee elects to terminate the Employee's employment for Good Reason.

(i)     Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(A)     a material diminution in the Employee's “Total Direct Compensation,” which shall mean the value of the total of the Employee's Base Salary and annual equity award taken together;

(B) a material diminution in the Employee's authority, duties, or responsibilities;

(C)     a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report;

(D) a material reduction in aggregate benefits available to the Employee if no similar reduction is made for all other senior Employees of the Company;
(E)     the Company's requiring the Employee to be based more than 60 miles from the Company's office in Roanoke, VA at which the Employee was principally employed immediately prior to the date of the relocation;

(F) delivery by the Company of a notice discontinuing the automatic extension of the Employment Term under this Agreement; or

(G)     any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(ii)    Notice of Good Reason Condition. In order to be considered a resignation for Good Reason for purposes of this Agreement, the Employee must provide the Company with written notice and description of the existence of the Good Reason condition within 90 days of the initial discovery by the Employee of the existence of said Good Reason condition and the Company shall have 15 business days to cure such Good Reason condition. Notwithstanding the foregoing, this notice and cure provision shall not apply to the existence of Good Reason under Section 4(e)(i)(F) above.
(iii)    Effective Date of Resignation. The effective date of the Employee's resignation for Good Reason must occur no longer than one year following the expiration of the cure period set forth in Section 4(e)(ii), above. If Employee has not resigned for Good Reason effective within one year following the expiration of the cure period set forth in Section 4(e)(ii), above the Employee shall be deemed to have waived said Good Reason condition.

(f)    Termination by the Company Other Than For Due Cause, Death or Disability or Resignation from Employment for Good Reason Within Twelve Months After a Change In Control. If the Company terminates the Employee's employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term and within twelve (12) months after a Change In Control (as defined below), or if the Employee elects to terminate the Employee's employment for Good Reason prior to the expiration of the Employment Term and within twelve (12) months after a Change In Control, then (i) the Employee shall be entitled to a Change In Control Termination Payment as hereinafter defined and the Employee shall receive medical coverage benefits as defined in Subsection 4(d)(ii) above, and (ii) either the Company or the Employee, as the case may be, shall provide Notice of Termination pursuant to Subsection 4(k).
(i)Change In Control Termination Payment. The term “Change In Control Termination Payment” shall mean a cash payment equal to $300,000 (the “Change In Control Termination Salary Payment”).
(ii)Timing of Payment. The Change In Control Termination Salary Payment shall be paid in one lump sum payment within 45 days following the date of the Employee's Separation From Service, provided that the Employee executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii)(B) below.

(iii)    Entire Obligation. Except as provided in Subsection 4(j) of this Agreement, following the Employee's termination of employment under this Subsection 4(f), the Employee will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 16, 18, 19 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 20). Except for the Change In Control Termination Payment and as otherwise provided in accordance with the terms of the Company's benefit programs and plans then in effect or as expressly required under applicable law, within twelve (12) months after a Change In Control, after termination by the Company of employment for other than Death, Disability or Due Cause or after termination by the Employee for Good Reason, the Employee shall not be entitled to any other compensation or benefits from the Company or hereunder.

(iii)Change In Control. For purposes of this Agreement, “Change In Control” shall have the same meaning as set forth in the 2004 LTIP, as in existence on the date hereof.
(g)    IRC 280G “Net-Best”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (B) the reduction of the amounts payable to Employee under this Agreement to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Employee with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Employee under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable hereunder would not result in a greater after tax result to Employee, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(i)    Reduction of Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first cash amounts payable under this Agreement (in contrast to benefit amounts), and applying any reduction to amounts payable in the following order: (A) first, any cash amounts payable to Employee as a Termination Payment or Change in Control Termination Payment under this Agreement, as applicable; (B) second, any amounts payable by Company on behalf of Employee under the terms of this Agreement for continued Medical Coverage; (C) third, any other cash amounts payable by Company to or on behalf of Employee under the terms of this Agreement: (D) fourth, outstanding performance-based equity grants to the extent that any such grants would be subject to the Excise Tax; and (E) finally, any time-vesting equity grants to the extent that any such grants would be subject to the Excise Tax.

(ii)     Determinations by Accounting Firm. All determinations required to be made under this Section 4(g) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from the Company or Employee that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (A) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (B) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (C) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Employee without a reduction in Payments, the Accounting Firm shall provide a written opinion to Employee to the effect that the Employee is not required to report any Excise Tax on the Employee's federal income tax return, and that the failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Employee (except as provided in paragraph 4(g)(iii) below).

(iii)    Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Employee, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Employee shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (A) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (B) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Employee within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee until the date of payment. Employee shall cooperate, to the extent the Employee's reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph 4(g)(i) and the value of stock options is subsequently re-determined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Employee any amounts payable under this Agreement that were not previously paid solely as a result of paragraph 4(g)(i) up to the Safe Harbor Cap.

(h)    Voluntary Termination. In the event that the Employee terminates the Employee's employment at the Employee's own volition prior to the expiration of the Employment Term (except as provided in Subsection 4(e) above), such termination shall constitute a “Voluntary Termination” and in such event the Employee shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Subsection 4(c) above.

(i)    Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(ii), (e) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Employee's Separation from Service, the Employee is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Employee earlier than the earlier of (i) six (6) months after the Employee's Separation from Service; or (ii) the date of his death. The 409A

Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Employee's death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4. The Employee hereby acknowledges that she has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law. The Employee hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable State income tax laws.
(j)    Cooperation. During the term of the Employee's employment by the Company and for a period of one (1) year immediately following the termination of the Employee's employment with the Company, the Employee agrees to be reasonably available to assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company. The Company will reimburse the Employee for all associated reasonable costs of travel.

(k)    Notice of Termination, Resignation and Release. Any termination (A) by the Company under Subsection 4(b) for Disability, Subsection 4(c) for Due Cause or Subsection 4(d) for Other than For Due Cause, Death or Disability, (B) by the Employee for Good Reason under Subsection 4(e) or as a Voluntary Termination under Subsection 4(h) or (C) by the Company or the Employee within twelve (12) months after a Change in Control under Subsection 4(f) shall, in each case, be communicated by Notice of Termination to the other party thereto given in accordance with Paragraph 10.

(i)     Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (X) indicates the specific termination provision in this Agreement relied upon, (Y) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (Z) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).
(ii)     Resignation and Release. Notwithstanding anything in this Agreement to the contrary, in order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Employee's employment, in addition to fulfilling all other conditions precedent to such receipt, the Employee or the Employee's legal representative must:
(A) within 10 days after the termination date, resign as a member of the Board of Directors of the Company, if applicable, and as an officer, director, manager and employee of the Company and its Related Entities, and

(B) within 21 days after presentation of a release in form and substance reasonably satisfactory to the Company and its legal counsel, execute said release, on behalf of the Employee and the Employee's estate, heirs and representatives, releasing the Company, its Related Entities and each of the Company's and such Related Entities' respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to the Employee's employment with the Company; termination of the Employee's employment; all matters alleged or which could have been alleged in a charge or complaint against the Company; any and all injuries, losses or damages to Employee, including any claims for attorney's fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of the Company; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against the Company or the Company's employees, agents, servants, officers or directors. Notwithstanding the foregoing, the form of release shall except out therefrom, and acknowledge the Employee's continuing rights with respect to, the following: (i) all vested rights that the Employee may have under all welfare, retirement and other plans and programs of the Company in which the Employee was participating at the time of his employment termination, including all equity plans and programs of the Company with respect to which equity awards were made to the Employee, (ii) all continuing rights that the Employee may have under this Agreement, and (iii) all rights that the Employee may have following the termination of his employment under the Company's Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which the Employee is a party which provide for indemnification, insurance or other, similar coverage for the Employee with respect to his actions or inactions as an officer, employee and/or member of the Board. Employee may, within five business days of receipt from the Company of the form of release, provide comments to the Company regarding material provisions of the form of release, which the Company in good faith will consider. For clarification, unless and until the Employee executes the release, the Company shall have no obligation to make any Termination Payment to the Employee, and, even if the Employee does not execute the release, the Employee shall be bound by the post-termination provisions of this Agreement, including without limitation Section 18.
(l)    Earned and Accrued Payments. The foregoing notwithstanding, upon the termination of the Employee's employment at any time, for any reason, the Employee shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) pay for unused vacation accrued in accordance with the Company's vacation policy and (ii) reimbursement for any business expenses accrued in accordance with Subsection 3(e).

(m)    Employment at Will. The Employee hereby agrees that the Company may terminate the Employee's employment under this Paragraph 4 without regard to: (i) any general or specific policies (written or oral) of the Company relating to the employment or termination of employment of its employees; (ii) any statements made to the Employee, whether oral or in any document, pertaining to the Employee's relationship with the Company; or (iii) without a determination of Due Cause by the Company.

5.    Accelerated Vesting of Equity Awards Upon Change In Control. In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Restricted Stock or any Other Stock Unit Awards granted to the Employee shall lapse and such Restricted Stock or Other Stock Unit Awards shall become fully vested and transferable to the full extent of the original grant as of the date such Change In Control is determined to have occurred; and any Stock Options or SARs granted to the Employee that are outstanding as of the date of such Change In Control shall become fully exercisable and vested to the extent of the original grant as of the date such Change In Control is determined to have occurred.
6.    Successors and Assigns.
(a)Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.
(b)Assignment by the Employee. The Employee may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable following occurrence of the Employee's legal incompetency or Death and shall not preclude the legal representative of the Employee's estate from assigning any right hereunder to the person or persons entitled thereto under the Employee's will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Employee's estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Employee (in the event of the Employee's incompetency) or the Employee's estate.
7.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
8.    Entire Agreement. This Agreement, which shall include the Exhibits hereto, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements. This Agreement may only be modified by an instrument in writing.

9.    Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.
10.    Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: Chief Employee Officer

If to the Employee:
Jimmie L. Wade

11.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, excepting only the enforcement of any Loyalty Obligations arising under Paragraph 18 of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Employee, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne as determined by the arbitrators.
12.    Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee's estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

13.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
14.    Titles. Titles to the paragraphs and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph or subsection.
15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
16.    Amendment. Except as provided in Paragraph 13 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.
17.    Counsel. The Employee has reviewed the contents of this Agreement and fully understands its terms. The Employee acknowledges that the Employee is fully aware of the Employee's right to the advice of counsel independent from that of the Company. The Employee further acknowledges that the Company has not made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him, that the Employee has been advised of the importance of seeking independent counsel with respect to such consequences, and that the Employee has obtained independent counsel with respect to such consequences. By executing this Agreement, the Employee represents that the Employee has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

18.    Loyalty Obligations. The Employee agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of the Employee's employment by or continued employment with the Company:

(a)    Confidential Information.

(i)    Company Information. The Employee agrees at all times during the term of the Employee's employment and thereafter, to hold any Confidential Information of the Company or its Related Entities in strictest confidence, and not to use (except for the benefit of the Company to fulfill the Employee's employment obligations) or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior authorization of the Company, except as may otherwise be required by law or legal process. The Employee agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or Related Entities on whom the Employee called, with whom the Employee dealt or with whom the Employee became acquainted during the term of the Employee's employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by the Employee or disclosed to the Employee by the Company or Related Entities or any other person or entity during the term of the Employee's employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or Related Entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise; or (B) otherwise becomes available to the public through no act or omission of the Employee.

(ii)    Third Party Information. The Employee recognizes that the Company and Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees at all times during the Employee's employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Employee's work for the Company consistent with the obligations of the Company or Related Entities with such third party.

(b)    Returning Company Property. The Employee agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Employee or others pursuant to or during the Employee's employment with the Company or otherwise shall be the property of the Company or its Related Entities and their respective successors or assigns. At the time of leaving the employ of the Company, the Employee will deliver all material Company property to the Company or to the Company's designee and will not keep in the Employee's possession, recreate or deliver said property to anyone else. In the event of the termination of the Employee's employment and upon request by the Company, the Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(c)    Notification of New Employer. In the event that the Employee leaves the employ of the Company and becomes employed by a Restricted Company, the Employee hereby grants consent to notification by the Company to the Employee's new employer (whether the Employee is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, Employee or manager) about the Employee's obligations under this Agreement.

(d)    Non-Interference. The Employee covenants and agrees that while the Employee is employed by the Company and for a period of one (1) year immediately following the termination of the Employee's employment with the Company for any reason, the Employee shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Employee or any other person or entity, Interfere with the Company or any of its Related Entities.

(i)     For purposes of this Agreement, “Interfere” shall mean, except in the performance of the Employee's duties and responsibilities on behalf of and for the benefit of the Company, to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities.

(ii)    After termination of the Employee's employment, this provision shall only apply to those employees, independent contractors, customers or suppliers of the Company or Related Entities who were such at any time within 12 months prior to the date of such termination.

(e)    Covenants Not to Compete

(i)     Non-Competition. The Employee covenants and agrees that during the period from the date hereof until, one (1) year immediately following the termination, for any reason, of the Employee's employment with the Company (the “Non-Compete Period”), the Employee will not, directly or indirectly:

(A)     own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder, any equity or other interest of a Restricted Company; or

(B)     engage or participate as an employee, director, officer, manager, partner, independent contractor, service provider, consultant or technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company without the prior written disclosure by Employee and the written consent of the Company as provided in Section 18(e)(iii) below.

(ii)    Restricted Companies. For purposes of this Agreement, the term “Restricted Companies” means Autozone, Inc., O'Reilly Automotive, Inc., Pep Boys, Genuine Parts Company and/or NAPA Auto Parts, Uni-select, Inc. and members of the Uni-select Network, CARQUEST Auto Parts, Fisher Auto Parts and Parts Depot, Inc. and any successor, affiliate or subsidiary of any of the foregoing.

(iii)    Association with Restricted Company. In the event that the Employee intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, Employee or director) with any Restricted Company during the Non-Compete Period, the Employee must provide information in writing to the

Company relating to the activities proposed to be engaged in by the Employee for such Restricted Company. All such current associations are set forth on Exhibit B to this Agreement. In the event that the Company consents in writing to the Employee's engagement in such activity, the engaging in such activity by the Employee shall be conclusively deemed not to be a violation of this Subsection 18(e). Such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of the Employee or other similarly bound Employees.

(f)    Non-Disparagement. The Employee agrees that while the Employee is employed by the Company and for a period of one (1) year following the termination of the Employee's employment with the Company for any reason, the Employee will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes a material adverse impact to the Company.

(g)    Effect of Non-Payment of Benefits; Clawback. The Employee's post-termination of employment obligations under this Paragraph 18 shall cease upon the Company's failure to make any payments or benefits hereunder as a result of the termination of the Employee's employment when due if within 15 days after written notice of such failure, the Company does not make the required payment. In the event that the Employee materially violates Subsection 18(d), 18(e), or 18(f), and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Employee agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Employee shall repay to the Company a portion of $750,000 equal to a fraction, the numerator of which is the number of days left in the applicable period under Subsection 18(d), 18(e), or 18(f), and the denominator of which is the total number of days in the applicable period under such Section. In the event that the Employee materially violates Subsection 18(a) or 18(b), and does not cure such violation (if it can be cured) within five days after written notice of such failure, the Employee agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Employee shall repay to the Company a portion of $750,000 equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365. The Employee further agrees that such repayment obligation shall constitute liquidated damages and that the Company shall have no other right to damages under this Agreement or at law with respect to breaches of Subsection 18(a), 18(b), 18(d), 18(e), or 18(f), but the Company shall have the right to seek equitable relief pursuant to Subsection 18(h) hereunder.

(h)    Specific Enforcement; Remedies Cumulative; Attorney Fees. The Employee acknowledges that the Company and Related Entities, as the case may be, may be irreparably injured if the provisions of Subsections 18(a), 18(b), 18(d), 18(e) and 18(f) hereof are not specifically enforced and the Employee agrees that the terms of such provisions (including without limitation the periods set forth in Subsections 18(d), 18(e) and 18(f)) are reasonable and appropriate. If the Employee commits, or the Company has evidence based on which it reasonably believes the Employee threatens to commit, a material breach of any of the provisions of Subsections 18(a), 18(b), 18(d), 18(e) or 18(f) hereof, the Company and/or Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Subsections 18(a), 18(b), 18(d), 18(e) or 18(f) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or Related Entities and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and the Employee hereby consents to the issuance of such injunction.

(i)    Re-Set of Period for Non-Competition and Non-Interference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Subsections 18(d), 18(e) or 18(f) hereof and the Employee has not complied, in all material respects, with the provisions in such subsections with respect to which such action has been commenced, then the one-year period, as described in such subsections not so complied with by the Employee, shall be extended from its original expiration date, day-for-day, for each day that the Employee is found to have not complied, in all material respects, with such subsections.

(j)    Jurisdiction and Venue. WITH RESPECT TO THE ENFORCEMENT OF ANY AND ALL LOYALTY OBLIGATIONS ARISING UNDER PARAGRAPH 18, THE SUBSECTIONS 18(j) AND 18(k) OF THIS AGREEMENT SHALL APPLY. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS PARAGRAPH 18 AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF ROANOKE, VIRGINIA, OR THE STATE COURTS OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN ANY MUNICIPALITY WHEREIN AN OFFICE OF THE COMPANY IS LOCATED AND IN WHICH OFFICE THE EMPLOYEE WAS TEMPORARILY OR PERMANENTLY ASSIGNED AS HIS PRINCIPAL WORKPLACE LOCATION, WHILE RENDERING SERVICES FOR THE COMPANY AT ANY TIME DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE COMMENCEMENT OF SUCH SUIT, ACTION OR PROCEEDING OR IMMEDIATELY PRECEDING THE TERMINATION OF EMPLOYEE'S EMPLOYMENT, IF TERMINATED.

(k)    Waiver of Jury Trial. EMPLOYEE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EMPLOYEE, AND EMPLOYEE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY'S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE

SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EMPLOYEE'S OWN FREE WILL, AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

19.    Adherence to Company Policies. The Employee agrees to adhere diligently to all established Company policies and procedures, including but not limited to the Company's Guidelines on Significant Governance Issues, Code of Ethics and Business Conduct and, if applicable, the Code of Ethics for Financial Professionals. The Employee agrees that if the Employee does not adhere to any of the provisions of such Guidelines and Codes, the Employee will be in breach of the provisions hereof.

20.    Representations. The Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Employee represents that Employee's performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Employee in confidence or in trust prior to the Employee's employment by the Company. The Employee has not entered into, and the Employee agrees the Employee will not enter into, any oral or written agreement in conflict herewith and the Employee's employment by the Company and the Employee's services to the Company will not violate the terms of any oral or written agreement to which the Employee is a party.

21.    Binding Effect of Execution. The Company and the Employee agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both the Employee and the Company.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.
By: /s/Darren R. Jackson (SEAL)
Print Name: Darren R. Jackson Title: President and CEO Address: 5008 Airport Road, Roanoke, VA 24012
Employee
Print Name: Jimmie L. Wade Signature: /s/ Jimmie L. Wade Address:

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any material devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied in all material respects with all the terms of my Employment Agreement with the Company.

Date:_______________________________________
____________________________________ Employee's Signature
____________________________________ Employee's Name (Print)

EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

____ None
____ Additional Sheets Attached

Signature of the Employee:_________________________________
Print Name of the Employee:________________________________
Date: